Exhibit 99.1

For Immediate Release March 27, 2014

Heritage Financial Declares Quarterly Dividend

Olympia, WA, March 27, 2014/ PRNewswire/ - Heritage Financial Corporation (“Company”) (Nasdaq: HFWA) announced today that the Board of Directors declared a quarterly cash dividend. The cash dividend of $0.08 per common share will be paid on April 23, 2014 to shareholders of record on April 8, 2014. The quarterly dividend is being paid one month in advance of the normal quarterly dividend as a result of the anticipated merger with Washington Banking Company.

Direct deposit of dividends is available for registered holders of Heritage Financial Corporation shares. The quickest way for registered holders to have their dividends deposited directly into a transaction account is to log-in to the “Investor Centre” area of the transfer agent’s website at www.computershare.com. Registered holders of Heritage Financial Corporation shares may also enroll in this service by calling Computershare at 1-800-962-4284 and requesting an enrollment form.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly owned banking subsidiary. Heritage Bank has a branching network of 36 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. The Company’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Source: Heritage Financial Corporation

Contact: Brian L. Vance, Chief Executive Officer, (360) 943-1500